Exhibit 99.1

            Camden National Corporation Announces a 5.6% Increase in Earnings Per Share Results for the Second Quarter of 2006


    CAMDEN, Maine--(BUSINESS WIRE)--July 25, 2006--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC; the "Company"), today announced second quarter 2006 earnings per diluted share of $0.75, up 5.6% from $0.71 per diluted share for the second quarter of 2005, which reflects the favorable impact of the Company's stock repurchase completed on May 3, 2006. Net income for the quarter ended June 30, 2006 was $5.3 million versus $5.5 million recorded during the same period a year ago.
    For the first six months of this year, net income per diluted share increased 5.2% to $1.41, compared to $1.34 per diluted share earned during the first half of 2005. Net income for the six-month period ended June 30, 2006 was $10.2 million versus $10.3 million from the same period a year ago. The 2006 year-to-date results translated into returns on average equity and average assets of 17.19% and 1.20%, compared to 16.73% and 1.35%, respectively, for the six months ended June 30, 2005.
    Reflected in the six-month results for 2006 are the impact of a charge to earnings of $645,000 resulting from the Steamship Navigation et al litigation involving Camden National Bank, interest costs of $437,000 associated with the issuance of Trust Preferred securities, and $106,000 in expenses incurred as part of the consolidation of our two banks. Without the one-time expenses associated with the litigation and bank consolidation, and the introduction in this quarter of the Trust Preferred interest expense, the Company's net income would have been up 2.4% and 6.9%, respectively, over the second quarter and six-month period in 2005.
    The Company's total assets at June 30, 2006 were $1.8 billion, an increase of 10.6% over total assets of $1.6 billion at June 30, 2005. Net loans at June 30, 2006 were $1.2 billion, up 10.1% over the $1.1 billion in net loans at June 30, 2005. Total deposits of $1.2 billion at June 30, 2006 were up 14.7% over the same period a year ago.
    Net interest income of $13.5 million for the second quarter of 2006 was up $111,000 compared to the same period a year ago. Without the interest expense on the Trust Preferred securities, the net interest income would have increased 4.1% for the second quarter of 2006, compared to the same period in 2005. Daigle noted that the margin continues to be challenged by the flat yield curve and competitive in-market pricing of both loans and deposits.
    For the second quarter of 2006, the provision for loan and lease losses of $552,000 increased $207,000 over the $345,000 expensed during the same quarter one year ago. For the first six months of the year, the provision was $1.1 million, an increase of $529,000 from the same period in 2005. At June 30, 2006, non-performing assets to total loans increased to 0.74% from 0.57% at June 30, 2005, while net charge-offs have declined to $14,000 for the six months ended June 30, 2006, from $175,000 for the first six months of 2005.
    Non-interest income of $2.9 million for the quarter ended June 30, 2006 was up 9.9% from the same quarter a year ago. This was primarily the result of an increase in income from fiduciary services at Acadia Trust, N.A. and recoveries on previously written-off investment securities.
    Non-interest expense for the second quarter of 2006 was $8.3 million, an increase of $407,000, or 5.2%, over the prior year. The Company's efficiency ratio for the quarter ended June 30, 2006 was 50.25%, up slightly from 48.89% for the second quarter of 2005.
    The Company reported earlier that the Board of Directors approved a dividend of $0.22 per share, payable on July 31, 2006, for shareholders of record on July 17, 2006. At the end of the second quarter of 2006, the price of Camden National Corporation stock closed at $39.90 per share, an increase of $7.15, or 21.8%, above the closing price at June 30, 2005.
    Daigle noted, "We are cautiously optimistic that the strategic initiatives undertaken to address the protracted period of net interest margin compression will allow our Company to fulfill its goal of serving as a national model for sustainable community banking."
    Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) Index and the small-cap Russell 2000(R) Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank
(UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

    This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.
    Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.
    These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.



                      Camden National Corporation
                 (In thousands, except per share data)

                                       June 30,   June 30,    Dec. 31,
                                         2006       2005       2005
                                     ---------------------------------
Balance Sheet Data
Assets                               $1,755,674 $1,586,984 $1,653,257
Loans                                 1,244,614  1,130,483  1,182,175
Allowance for loan and lease losses      15,256     14,040     14,167
Investments                             405,610    360,647    367,629
Deposits                              1,236,988  1,078,047  1,163,905
Borrowings                              408,766    371,227    347,039
Shareholders' equity                    $96,211   $126,575   $129,538

Tier 1 leverage capital ratio              7.10%      7.40%      7.60%
Tier 1 risk-based capital ratio            9.92%     10.76%     10.67%
Total risk-based capital ratio            11.53%     12.02%     11.92%

Allowance for loan and lease losses
 to total loans                            1.23%      1.24%      1.20%
Non-performing loans to total loans        0.74%      0.57%      0.79%
Return on average equity                  17.19%     16.73%     16.99%
Return on average assets                   1.20%      1.35%      1.34%
Tangible book value per share (1)        $13.71     $15.84     $16.40


                          Three Months Ended           Year To Date
                        6/30/2006    6/30/2005    6/30/2006  6/30/2005
                        ------------ ------------ ---------- ---------
Income Statement Data
Interest income        $    26,699 $    21,612  $   52,095 $   41,765
Interest expense            13,182       8,206      24,376     15,399
                        ------------ ------------ ---------- ---------
Net interest income (2)     13,517      13,406      27,719     26,366
Provision for loan and
 lease losses                  552         345       1,104        575
                        ------------ ------------ ---------- ---------
Net Interest income
 after provision for
 loan and lease losses      12,965      13,061      26,615     25,791
Non-interest income          2,928       2,664       5,707      5,090
Non-interest expense         8,264       7,857      17,476     15,745
                        ------------ ------------ ---------- ---------
Income before income
 taxes                       7,629       7,868      14,846     15,136
Income taxes                 2,370       2,412       4,650      4,839
                        ------------ ------------ ---------- ---------
Net income (3)(4)      $     5,259 $     5,456  $   10,196 $   10,297
                        ============ ============ ========== =========
Efficiency ratio (5)         50.25%      48.89%      52.28%     50.05%

Per Share Data
Basic earnings
 per share             $      0.75 $      0.72  $     1.41 $     1.35
Diluted earnings
 per share             $      0.75 $      0.71  $     1.41 $     1.34
Weighted average
 shares outstanding      6,938,024   7,615,464   7,229,407  7,629,786


(1) Computed by dividing total shareholders' equity less goodwill and core deposit intangible by the number of common shares outstanding.
(2) Excluding the Trust Preferred interest expense of $437, net interest income would have been $13,954 for the second quarter of 2006.
(3) Excluding the Trust Preferred interest expense of $437, net of taxes of $137, and consolidation related expenses of $36, net of taxes of $11, net income would have been $5,584 for the second quarter of 2006.
(4) Excluding the Steamship Navigation litigation charge of $645, net of taxes of $202, the Trust Preferred interest expense of $437, net of taxes of $137, and consolidation related expenses of $106, net of taxes of $33, 2006 year-to-date net income would have been $11,012.
(5) Computed by dividing total non-interest expense by the sum of net interest income and total non-interest income.



    CONTACT: Camden National Corporation
             Suzanne Brightbill, 207-230-2120
             Public Relations Officer
             sbrightbill@camdennational.com